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                                                                      EXHIBIT 22


                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES
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                        SUBSIDIARIES OF THE REGISTRANT
                        ------------------------------

                                                             Name under which
                                           Jurisdiction       such subsidiary
        Name of subsidiary               of Incorporation      does business
------------------------------------     ----------------    ----------------

Lufkin Industries Canada, Ltd.          Province of Alberta,       Same
                                         Canada

P. T. Lufkin Indonesia                  Republic of Indonesia      Same


Lufkin Industries FSC, Inc.             Barbados                   Same


Lufkin Industries Europe, Bv.           The Netherlands            Same